Exhibit 99.1

News Release

FIS to Acquire SunGard, Deepens Enterprise Banking

and Capital Markets Solutions

Key Facts

•	The combined company will have over $9.2 billion in annual revenues.

•	Upon closing, FIS will be uniquely positioned to offer a broad range of enterprise banking and capital markets solutions to empower financial institutions and businesses worldwide.

•	The transaction is subject to regulatory approvals and other customary closing conditions and is expected to close in the fourth quarter.

JACKSONVILLE, Fla., August 12, 2015 – FIS™ (NYSE: FIS), the world’s largest provider of banking and payments technology solutions and a global leader in consulting and outsourcing solutions, announces that it has signed a definitive agreement to acquire Wayne, Pennsylvania-based SunGard. Upon closing, FIS will be uniquely positioned to offer a broad range of enterprise banking and capital markets capabilities to empower financial institutions and businesses worldwide.

Under the terms of the agreement, FIS will acquire 100 percent of the equity of SunGard. FIS will issue a combination of cash and stock valuing the company at an unaffected enterprise value of $9.1 billion, including the assumption of SunGard debt, which FIS expects to refinance. The combined company will have over $9.2 billion in annual revenues.

FIS and SunGard have complementary technology solutions and services encompassing retail and corporate banking, payments, risk management, asset solutions and insurance. The combined company will have more than 55,000 employees and support thousands of clients in over 100 countries worldwide.

“This is a significant milestone for FIS,” stated Gary Norcross, president and chief executive officer, FIS. “By bringing together two innovative companies with common business models, similar cultures, strong leadership and complementary solutions, we are enhancing our ability to empower our clients and deepen client relationships through an expanded full-service offering. Our focus has always been on championing the needs of our clients and we are excited about the opportunities this combination provides to further deliver on that commitment.”

SunGard is one of the world’s leading financial software companies, with annual revenue of $2.8 billion. The company’s 13,000 employees provide solutions for financial services, the public sector and education. Its software solutions are delivered via hosted or on premise deployments and are surrounded by an extensive suite of service offerings.

Commenting on the transaction, Russ Fradin, SunGard president and chief executive officer said, “Our focus has always been on delivering more value to our clients and making decisions that achieve our growth and performance objectives. We are proud to become part of one of the financial services industry’s most respected and solidly performing companies. We embrace this transaction and believe it is the best outcome for our employees and the clients we are dedicated to serving.”

The transaction is subject to regulatory approvals and other customary closing conditions. FIS expects the transaction to close during the fourth quarter.

BofA Merrill Lynch and Centerview Partners LLC acted as financial advisors to FIS. Willkie Farr & Gallagher LLP served as FIS’ legal advisors in the transaction. Goldman Sachs & Co., J.P. Morgan Securities LLC, Barclays, Deutsche Bank Securities Inc. and Credit Suisse acted as financial advisors to SunGard. Simpson Thacher & Bartlett and Shearman & Sterling served as SunGard’s legal advisors in the transaction.

Webcast

FIS will host a webcast on August 12, 2015 to discuss the transaction at 8:00 a.m. ET. To listen to the live event and to access a supplemental slide presentation, go to the Investor Relations section at www.fisglobal.com and click on “News and Events.” Following the filing of the transcript of today’s call with the SEC, a webcast replay will be available on FIS’ Investor Relations website, and a telephone replay will be available through August 31, 2015 by dialing 800.475.6701 (U.S.) or 320.365.3844 (International). The access code is 366121. To access a .PDF version of this release, go to www.investor.fisglobal.com.

About FIS

FIS is a global leader in banking and payments technology as well as consulting and outsourcing solutions. With a long history deeply rooted in the financial services sector, FIS serves more than 14,000 institutions in over 130 countries. Headquartered in Jacksonville, Fla., FIS employs more than 42,000 people worldwide and holds leadership positions in payment processing and banking solutions. Providing software, services and outsourcing of the technology that empowers the financial industry, FIS is a Fortune 500 company and is a member of Standard & Poor’s 500® Index. For more information about FIS, visit www.fisglobal.com.

Follow us on Twitter (@FISGlobal) and Facebook (facebook.com/FIStoday).

About SunGard

SunGard is one of the world’s leading financial software companies, with annual revenue of $2.8 billion. The company provides solutions for financial services, the public sector and education. Its software is delivered via Software as a Service (“SaaS”), in the cloud and on premises, surrounded by an extensive suite of service offerings. Through the depth and breadth of its solution portfolio, global capabilities and domain expertise, SunGard is uniquely capable of supporting virtually every type of financial organization, including the largest and most complex institutions in the world. SunGard’s approximately 13,000 employees proudly serve approximately 14,000 customers in more than 100 countries, bringing fresh ideas and inventive solutions to help its customers adapt and thrive.

Forward-looking Statements

This press release may contain statements, estimates or projections that constitute “forward-looking statements” pursuant to the safe harbor provisions of the U.S. federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from FIS’s historical experience and our present expectations or projections. These risks include, but are not limited to, changes in general economic, business and political conditions, developmental and conversion delays or disruptions inherent with new software products and technology, and risks of reduction in revenue from the elimination of existing and potential customers due to consolidation in or new laws or regulations affecting the banking, retail and financial services industries, the risk that the transaction described herein will not be completed or will not provide the expected benefits, or that we will not be able to achieve the synergies anticipated, changes in the growth rates of the markets for our solutions, and other risks detailed in our filings with the Securities and Exchange Commission (“SEC”), including the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2014, and subsequent SEC filings. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. FIS undertakes no obligation to publicly update or revise any forward-looking statements.

Additional Information for SunGard Stockholders

In connection with the proposed transaction, FIS currently intends to file a Registration Statement on Form S-4 that will include a consent solicitation statement of SunGard. FIS also plans to file other relevant materials with the SEC. Stockholders of SunGard are urged to read the consent solicitation statement/prospectus contained in the Registration Statement and other relevant materials because these materials will contain important information about the proposed transaction. These materials will be made available to the stockholders of SunGard at no expense to them. The consent solicitation statement/prospectus, Registration Statement and other relevant materials, including any documents incorporated by reference therein, may be obtained free of charge at the SEC’s website at www.sec.gov or for free from FIS at www.fisglobal.com or by emailing info.investorrelations@fisglobal.com. Such documents are not currently available. You may also read and copy any reports, statements and other information filed by FIS with the SEC at the SEC public reference room at 100 F Street N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at (800) 732-0330 or visit the SEC’s website for further information on its public reference room.

This document shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

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For More Information

Ellyn Raftery, 904.438.6083	Pete Gunnlaugsson, 904.438.6603
Chief Marketing Officer	Senior Vice President
FIS Global Marketing and Communications	FIS Investor Relations
ellyn.raftery@fisglobal.com	pete.gunnlaugsson@fisglobal.com